Exhibit 10.3

October 1, 2006

Robin Kaminsky
1606 1st Street
Manhattan Beach, CA  90266

Dear Ms. Kaminsky:

This letter (“Agreement”) confirms the terms of your employment by Activision Publishing, Inc. (“Employer”), on the terms and conditions set forth below.

1.             Term

a)         The initial term of your employment under this Agreement shall commence on October 1, 2006 (the “Effective Date”) and expire on October 31, 2008 (the “Expiration Date”) unless earlier terminated as provided in Paragraph 9 below or as may be extended as provided in Paragraph 1(b) below (the “Employment Period”).

(b)       If, at any time between the Effective Date and the Expiration Date, your Total Compensation exceeds $6,000,000, Employer shall have the option to extend your employment under this Agreement once for an additional one-year period, commencing on November 1, 2008 and expiring on October 31, 2009.  For purposes of this Agreement, “Total Compensation” shall mean the total of (i) your cumulative Base Salary from the Effective Date through the date the $6,000,000 amount has been reached, (ii) your cumulative Annual Bonuses through such date, (iii) the realized and unrealized gains (based upon the closing price of the common stock of Activision, Inc. (“Activision”) as reported on The NASDAQ Stock Market on the applicable date) from any and all vested stock options issued to you under this Agreement, and (iv) the market value of all vested restricted stock grants issued to you under this Agreement plus the additional amounts you realized from the sale of any shares sold by you which were the subject of such restricted stock grants.

(c)       Notwithstanding the foregoing, in the event Employer decides not to extend your employment beyond the Expiration Date, Employer will provide you written notice of that decision at least 6 months prior to the Expiration Date.

2.             Compensation

(a)       In full consideration for all rights and services provided by you under this Agreement, you shall receive the compensation set forth in this Paragraph 2. Commencing on the Effective Date, you shall receive an annual base salary of $468,000.  Thereafter, on June 1 of each year of the Employment Period your annual base salary shall be increased to a minimum of an amount equal to one hundred four percent (104%) of the base salary for the prior year.

(b)       Base Salary payments shall be made in accordance with Employer’s then prevailing payroll policy.  The base salary referred to in Paragraph 2(a) shall constitute your minimum base salary during the applicable period.  On an annual basis, your base salary shall be reviewed to determine if an increase above minimum is appropriate. Your base salary may be increased above the minimum at any time if Activision’s Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, elects to do so.

(c)       Employer shall not be required to actually use your services during the term of this Agreement.  You will not be permitted or authorized to act on behalf of Employer if Employer is not utilizing your services unless specifically authorized in writing to the contrary by Employer. All of your obligations to Employer under this Agreement generally, and specifically with regard to Paragraph 8, shall continue throughout the term of this Agreement and shall remain in full force and effect.  Moreover, you have an obligation to abide by the terms of the Employee Proprietary Information Agreement executed by you and Employer’s corporate governance policies.

(d)       You will receive a signing bonus of $35,000 payable within two weeks of the Effective Date.

(e)       In addition to your Base Salary, you may be eligible to receive an annual discretionary bonus (the “Annual Bonus”). Your target Annual Bonus during the term of this Agreement will be 75% of the then applicable Base Salary, provided that the actual amount of the Annual Bonus, if any, is within the sole and absolute discretion of the Activision’s Board of Directors (or the Compensation Committee of the Board of Directors) and will be based upon your achievement of certain mutually agreed objectives and goals and/or your contribution to the success of Employer’s financial and business objectives and goals for the fiscal year with respect to which the Annual Bonus is calculated, such determination made by Activision’s Board of Directors (or the Compensation Committee of the Board of Directors) in its sole discretion. Employer’s overall financial performance will also be considered in determining whether any of the Annual Bonus is awarded and, if so, the amount. The Annual Bonus, if granted, is generally paid to employees in May. Except as otherwise set forth in this Agreement, you must remain continuously employed by Employer through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus. Any Annual Bonus shall be subject to withholding.

(f)        Pursuant to the Activision 2003 Incentive Plan (“Plan”), you will be granted a non-qualified stock option (the “Option”) to purchase an aggregate of 300,000 shares of Activision’s common stock in two tranches.  As to the First Tranche of 200,000 shares covered by the Option, such tranche will vest ratably over the three years following the date on which the Option is granted to you (the “Option Grant Date”), with one-third of the amount vesting each year on the anniversary of the Option Grant Date.  As to the Second Tranche of 100,000 shares covered by the Option, such shares will not vest until the third anniversary of the Option Grant Date (subject to possible earlier vesting of 25% of the Second Tranche vesting at the end of fiscal year 2007 and another 25% vesting at the end of fiscal year 2008 if Employee shall achieve certain performance objectives to be mutually determined by you and Employer for the fiscal years 2007 and 2008).  The Option will have an exercise price per share that will be the market low on the grant date and will be governed in all other respects by Activision’s standard form of stock option agreement for similar grants.

(g)       You also will receive a restricted stock grant (the “Stock Grant”) of 35,000 shares of Activision’s common stock (the “Restricted Shares”).  Such grant of Restricted Shares will vest in two tranches.  As to the First Tranche of 23,333 shares covered by the Stock Grant, such tranche will vest ratably over the three years following the date on which the Stock Grant occurs (“Stock Grant Date”), with one-third of the amount vesting each year on the anniversary of the Stock Grant Date.  As to the Second Tranche of 11,667 shares covered by the Stock Grant, such shares will not vest until the end of the third anniversary of the Stock Grant Date (subject to possible earlier vesting of 25% of the shares vesting at the end of fiscal year 2007 and another 25% vesting at the end of fiscal year 2008 if Employee shall achieve certain performance objectives to be mutually determined by you and Employer for the fiscal years 2007 and 2008).

(h)       You may be eligible for such additional stock option grants commensurate with your position with Employer as the Board of Directors (or Compensation Committee of the Board of Directors), in its sole discretion, may award to you from time to time.

(i)        Employer will continue to provide mortgage assistance (“Mortgage Assistance”) in the amount of $7,500 (grossed-up in an amount sufficient to cover all tax liability you incur as a result of the Mortgage Assistance) per month from the Effective Date through the Expiration Date.

3.             Title

You are being employed under this Agreement in the position of Executive Vice President, Publishing of Employer and you will report to the Chief Executive Officer of Employer.

4.             Duties

You shall personally and diligently perform, on a full-time and exclusive basis, such services as Employer or any of its related or affiliated entities or divisions may reasonably require.  You are also required to read, review and observe all of Employer’s existing policies, procedures, rules and regulations as well as those adopted by Employer during the term of your employment, which are, or have been, provided to you.  You will at all times perform all of the duties and obligations required by you under this Agreement in a loyal and conscientious manner and to the best of your ability and experience.

5.             Expenses

To the extent you incur necessary and reasonable business expenses in the course of your employment, you shall be reimbursed for such expenses, subject to Employer’s then current policies regarding reimbursement of such business expenses.

6.              Other Benefits

You shall be entitled to those benefits which are standard for persons in similar positions with Employer, including coverage under Employer’s health, life insurance and disability plans, and eligibility to participate in Activision’s Employee Stock Purchase Plan and Employer’s 401(k) plan (with Employer matching your contributions to such 401K plan in accordance with Employer’s matching policy).  In addition to the foregoing benefits, Employer will provide you during the Employment Period, at Employer’s expense, with a supplemental term life insurance policy with a benefit amount of $2,000,000 through a carrier of Employer’s choice. Nothing paid to you under any such plans and arrangements (nor any bonus or stock options which Activision’s Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, shall provide to you) shall be deemed in lieu, or paid on account, of your Base Salary. You expressly agree and acknowledge that after the expiration or early termination of the term of your employment under this Agreement, you are entitled to no additional benefits, except as specifically provided: (a) by law; (b) in this Agreement; and/or (c) under benefit plans referred to above and those benefit plans in which you subsequently may become a participant, and subject in each case to the terms and conditions of each such plan.  Notwithstanding anything to the contrary set forth above, you shall be entitled to receive those benefits provided by COBRA or CAL-COBRA upon the expiration or earlier termination of this Agreement.  All benefits of every type referenced in Paragraph 6 are hereinafter referred collectively as “Benefits”.

7.             Vacation and Paid Holidays

(a)       You will be entitled to paid vacation days in accordance with the normal vacation policies of Employer in effect from time to time, provided that in no event shall you be entitled to less than twenty (20) paid vacation days per year.

(b)       You shall be entitled to all paid holidays given by Employer to its full-time employees.

8.             Protection of Employer’s Interests

(a)           Duty of Loyalty.  During the term of your employment, you will owe a duty of loyalty to Employer, which includes, but is not limited to, your not competing in any manner, whether directly or indirectly, as a principal, employee, agent or owner, with Employer, or any affiliate of Employer, except that the foregoing will not prevent you from holding at any time less than five percent (5%) of the outstanding capital stock of any company whose stock is publicly traded.

(b)           Policy Compliance. You confirm that you have read, understand and will comply with the terms of Employer Corporate Governance Policies, including but not limited to Code of Business Conduct and Ethics and Code of Ethics for Senior Executive Officers, and any reasonable amendments thereto which you receive.

(c)           Property of Employer.  All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of Employer, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of Employer, or (iii) are based on any property owned or idea conceived by Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer.  You agree to execute, acknowledge and deliver to Employer, at Employer’s request, such further documents, including copyright and patent assignments, as Employer finds appropriate to evidence Employer’s rights in such property.

(d)           Confidentiality.  Any confidential and/or proprietary information of Employer or any affiliate of Employer shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon expiration or earlier termination of the term of your employment, you shall return to Employer all such information which exists in written or other physical form (and all copies thereof) under your control.  Without limiting the generality of the foregoing, you acknowledge signing and delivering to Employer the Activision Employee Proprietary Information Agreement as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.  You also acknowledge that upon termination of your employment for any reason whatsoever, you will promptly deliver to Employer or surrender to Employer’s representative all Employer property (which Employer acknowledges does not include contact information that was in your possession when you joined Employer), including without limitation, all documents and other materials (and all copies thereof) relating to Employer’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by Employer, including computers, telephones, personal digital assistants, memory cards and similar devices which you  possess or have in your custody or under your control. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

(e)           Non-Competition.  During your Employment Period and for a period of one year following the expiration of the Employment Period, you shall not engage (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in any Competitive Business (as hereinafter defined) in the Territory (as hereinafter defined). For purposes of determining whether you are permitted to be a shareholder of a corporation engaged in a Competitive Business, the Executive’s direct or indirect ownership (alone or together with a group) of less than 5% of the issued and outstanding securities of a company whose securities are publicly-traded in any U.S. or non-U.S. securities exchanges or quotation system shall be permitted. As used herein, the term “Competitive Business” shall mean any business engaged in publishing and distributing video games and entertainment software for personal computers.  As used herein, the term “Territory” shall mean:

(1) The following counties in the State of California: Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Los Angeles, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Orange, Placer, Plumas, Riverside, Sacramento, San Benito, San Bernardino, San Diego, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Ventura, Yolo, and Yuba;

(2) Each and every county or other political or geographical subdivision in the balance of the United States of America and the dependent territories of the United States of America; and

(3) Each and every county or other political or subdivision in the world.

(f)            Covenant Not to Solicit.  During the Employment Period and for a period of two years following the expiration of the Employment Period for any reason whatsoever you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise: (a) offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Employer or any affiliated entity, either for your own account or for any other person, firm or company, any person who was employed by Employer or any such affiliated entity during the term of your employment, whether or not such person would commit any breach of his or her contract of employment by reason of his or her leaving the service of Employer or any affiliated entity; or (b) directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of Employer to terminate, discontinue, renegotiate or otherwise cease or modify their relationship with Employer. You expressly acknowledge and agree that the restrictions contained in this paragraph are reasonably tailored to protect Employer’s confidential information and trade secrets, and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever any one or more of such restrictions shall (either taken by itself or themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of Employer, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

9.             Termination

(a)       Employer.  At any time during the Employment Period, Employer may terminate your employment under this Agreement for Cause, defined as your (i) gross misconduct, (ii) gross negligence in performance of job responsibilities, or (iii) conviction of a felony.  In addition, but subject to the provisions of Paragraphs 9(d)(iii) and 9(e)(ii) below, Employer may terminate your employment under this Agreement at any time without Cause and such termination shall not be deemed to constitute a wrongful discharge of Employee or a wrongful termination of Employee’s employment by Employer or a breach by Employer of any term of this Agreement and/or any other duty or obligation, expressed or implied, which Employer may owe to Employee pursuant to any principle or provision of law.  In the case of any termination for Cause pursuant to clause (ii), Employer shall give written notice of termination to you (“Notice of Cause Termination”), and shall specify the date of such termination, which shall not be earlier than 45 days after the date on which notice is given to you.  Such notice shall specify the particular acts or circumstances that purport to constitute Cause for such termination.  You shall be given the opportunity within 30 days after receiving such notice to explain why Cause for such termination does not exist or to cure any such basis for Cause.  Within 15 days after any such explanation, you will be given the final decision, in writing, regarding whether Cause exists.  If the final decision is that Cause exists, your employment with Employer shall be terminated under Paragraph 9(a)(ii) pursuant to the Notice of Cause Termination as of the date of termination specified in the notice.  If the final decision is that Cause does not exist, your employment with Employer shall not be terminated under Paragraph 9(a)(ii) pursuant to such Notice of Cause Termination.

(b)       Employee.  You may terminate your employment under this Agreement in the event of (i) Employer’s relocation to a location more than 25 miles from Los Angeles County; or, (ii) the material diminution of your job duties.

(c)       Death or Disability.  In the event of your death during the term of this Agreement, this Agreement shall terminate and Employer shall be obligated to pay only your estate or legal representative the amounts set forth in Paragraph 9(d)(i) below and further comply with provisions of Paragraph 9(e)(iii).  In the event that you have or develop a Disability, and such disability continues for a period of 120 or more consecutive days or an aggregate of 120 or more days during any 12-month period during the term of this agreement, then Employer shall have the right, at its option, to terminate your employment under this Agreement, subject to the provisions of Paragraphs 9(d)(ii) and 9(e)(iii) below. Unless and until so terminated, during any period of Disability during which you are unable to perform the essential functions of our job, even when provided such reasonable accommodation as Employer can provide without undue hardship to Employer, your Base Salary shall be payable to the extent of, and subject to, Employer’s policies and practices then in effect with regard to sick leave and disability benefits.  “Disability” shall be determined in accordance with the definitions set forth in the Employer’s disability insurance policies and shall be determined by a physician mutually agreed upon by you and Employer.  If you and Employer are unable to agree on such a physician, you and Employer shall each appoint one physician and those two physicians shall appoint a third physician who shall make such a determination.  You shall cooperate and make yourself available for any medical examination reasonably required by Employer with respect to any determination of your Disability.

(d)       Termination of Obligations and Post Termination Payments.  In the event of the termination of your employment under this Agreement pursuant to Paragraphs 9(a), 9(b) or 9(c) all obligations of Employer to you under this Agreement shall immediately terminate except as follows:

(i)                                                 Compensation upon Death.  In the event this Agreement is terminated as a result of your death, your heirs, successors or legal representatives shall receive: (i) the Base Salary through the date of termination of this Agreement; (ii) any unpaid Annual Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) an amount equal to three hundred (300%) of the dollar amount of the Base Salary paid or payable to you for Employer’s most recent fiscal year immediately prior to your date of death; (v) continued Mortgage Assistance payments through the Expiration Date; (vi) reimbursement of approved expenses due to you pursuant to Paragraph 5; and (vii) continued Benefits for your dependents, beneficiaries or estate as applicable, for 24 months following the termination of your employment with Employer. All such payments shall be in addition to any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by Employer.  For so long as you do not become employed by a corporation or other entity engaged in a Competitive Business or otherwise become engaged directly or indirectly in a Competitive Business, all payments and Benefits of every type referenced in this paragraph shall be provided by Employer without any duty to mitigate on your part, and Employer shall have no right to offset against such payments or Benefits any amount you earn from any source following the ending of your employment with Employer.

(ii)                                              Compensation upon Disability.  In the event this Agreement is terminated as a result of your Disability, you shall receive: (i) the Base Salary through the date of your termination; (ii) any unpaid Annual Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) reimbursement of approved expenses due to you pursuant to Paragraph 5; (v) continued Mortgage Assistance payments through the Expiration Date; (vi) an amount equal to three hundred (300%) percent of the dollar amount of the Base Salary paid or payable to you for Employer’s most recent fiscal year immediately prior to your Disability termination (vii) the long-term monthly disability payments according to Employer’s benefit plan for Executives; and (viii) continued Benefits for you and your dependents, for 24 months following the termination of your employment with Employer.  For so long as you do not become employed by a corporation or other entity engaged in a Competitive Business or otherwise become engaged directly or indirectly in a Competitive Business, all payments and Benefits of every type referenced in this paragraph shall be provided by Employer without any duty to mitigate on your part, and Employer shall have no right to offset against such payments or Benefits any amount you earn from any source following the ending of your employment with Employer.

(iii)                                           Compensation upon Termination Without Cause.  In the event your employment under this Agreement is terminated by Employer without Cause, or by you pursuant to Paragraph 9(b), then you shall receive: (i) the Base Salary through the date of your termination; (ii) any unpaid Annual Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) continued Mortgage Assistance payments through the Expiration Date; (v) reimbursement of approved expenses due you pursuant to Paragraph 5; and (vi) 100% of the Base Salary payable to you from the date of termination through the Expiration Date (or a minimum of 12 months salary whichever amount is greater) had your employment not been terminated, such Base Salary to be determined in accordance with the terms of Paragraph 2(a) of this Agreement and to be paid on a salary continuation basis as and when normally paid by Employer; and (vii) continued Benefits for you and your dependents, for 24 months following the termination of your employment with Employer.  For so long as you do not become employed by a corporation or other entity engaged in a Competitive Business or otherwise become engaged directly or indirectly in a Competitive Business, all payments and Benefits of every type referenced in this paragraph shall be provided by Employer without any duty to mitigate on your part, and Employer shall have no right to offset against such payments or Benefits any amount you earn from any source following the ending of your employment with Employer.

(iv)                                          Compensation upon Termination For Cause. In the event your employment under this Agreement is terminated by Employer for Cause, then you shall receive: (i) the Base Salary, Benefits and Mortgage Assistance through the date of your termination; and (ii) reimbursement of approved expenses due you pursuant to Paragraph 5.

(v)                                             Payment Limitations. Notwithstanding the foregoing, to the extent any of the provisions of this Paragraph 9(d) allow for payments of Base Salary, Annual Bonus or Mortgage Assistance subsequent to your termination, such payments will occur and continue only for so long as you do not become employed at any time subsequent to your termination by a corporation or other entity engaged in a Competitive Business or otherwise become engaged directly or indirectly in a Competitive Business.  All such payments shall be provided by Employer without any duty to mitigate on your part, and Employer shall have no right to offset against such payments any amount you earn from any source following the ending of your employment with Employer.

(e)       Disposition of Stock Options and Restricted Shares Upon Termination.  Upon termination of your employment for any reason, the following terms shall apply to the stock options issued to you pursuant to this Agreement under Paragraph 2(f) and Restricted Shares issued to you pursuant to Paragraph 2(g), respectively:

(i)                                     In the event of termination of your employment for Cause, all unvested stock options and unvested Restricted Shares granted to you under this Agreement, shall expire immediately on the date of termination of your employment and all such unvested stock options and unvested Restricted Shares shall immediately be cancelled and no longer continue to vest or be exercisable as of the date of termination of your employment;

(iii)                               In the event of termination of your employment by Employer Without Cause or by you pursuant to Paragraph 9(b):

(1)                                  All stock options granted to you under this Agreement shall continue to vest and be exercisable for a period of 24 months in accordance with same respective vesting schedules and under same terms had your employment not been terminated.

(2)                                  You will be allowed to continue to vest Restricted Shares for a period of 24 months in accordance with same respective vesting schedule under the same terms had your employment not been terminated.

(3)                                  Your new hire option grant (grant #01000230) shall vest immediately the number of options that would have vested over the course of the next 24 months had your employment not been terminated, and will be exercisable on the same terms as would have applied had your employment not been terminated.

(4)                                  To the extent any of the provisions of this Paragraph 9(e)(ii) allow vesting of Restricted Shares and vesting and exercise of stock options subsequent to your termination, such vesting and/or will occur and/or continue only for so long as you do not become employed at any time subsequent to your termination by a corporation or other entity engaged in a Competitive Business. Should you become employed at any time subsequent to your termination without cause by a corporation or other entity engaged in a Competitive Business or otherwise become engaged directly or indirectly in a Competitive Business, (a) all  stock options and Restricted Shares granted to you under this Agreement shall cease to vest immediately as of the date of  such  employment, (b) all then unvested stock options and Restricted Shares shall be cancelled, and only vested stock options shall continue to be exercisable until the earlier of (i) the end of the 30th day after you commence engaging in a Competitive Business, or (ii) the expiration of such stock option pursuant to the terms of the stock option agreement for such stock option; and upon the expiration of such period, all stock options then remaining unexercised shall be cancelled. Notwithstanding the foregoing, in the event such employment or engagement in a Competitive Business is in breach of Paragraph 8(d) of this Agreement, then all unvested Restricted Shares and unvested stock options granted to you under this Agreement shall expire immediately on the date you commence engaging in a Competitive Business and all such unvested Restricted Shares and unvested stock options shall immediately be cancelled and no longer continue to vest or be exercisable as of the date of your employment or engagement in a Competing Business.

(iii)                               In the event of your termination of employment by reason of your death or disability:

(1)                                  All stock options granted to you under this Agreement shall continue to vest and be exercisable for a period of 24 months in accordance with same respective vesting schedules and under same terms had your employment not been terminated.

(2)                                  Your new hire option grant (grant #01000230) shall vest immediately the number of options that would have vested over the course of the next 24 months had your employment not been terminated, and will be exercisable on the same terms as would have applied had your employment not been terminated.

(3)                                  You will be allowed to continue to vest Restricted Shares for a period of 24 months in accordance with same respective vesting schedule under the same terms had your employment not been terminated.

10.          Use of Employee’s Name

Employer shall have the right, but not the obligation, to use your name, voice or likeness for any publicity or advertising purpose.

11.          Assignment

Employer may assign this Agreement or all or any part of its rights under this Agreement to any entity which succeeds to all or substantially all of Employer’s assets (whether by merger, acquisition, consolidation, reorganization or otherwise) or which Employer may own substantially, and this Agreement shall inure to the benefit of such assignee.

12.          No Conflict with Prior Agreements

You represent to Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

13.          Successors

(a)           This Agreement is personal to you and without the prior written consent of Employer shall not be assignable by you otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns, including any successor by reason of merger, sale of all or substantially all of the assets of Employer or by operation of law.

14.          Minimum Ownership Position

At all times during the term on or after the first anniversary of the Effective date, you shall make a good-faith effort to own a number of shares of Activision’s common stock that have an “aggregate market value” which is at least equal to one times your annual Base Salary as set forth in Paragraph 2(a). All Activision restricted stock grants to you shall be included for these purposes in the foregoing calculation.  Employer shall in good faith monitor such ownership position.  You also agree to comply with any additional reasonable stock ownership guidelines that may be adopted by the Board of Directors and apply to Employer’s senior executives.

15.          General Provisions

(a)       Entire Agreement.  This Agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with Employer, and no amendment or modification of this Agreement shall be binding unless it is set forth in a writing signed by both Employer and you.  To the extent that this Agreement conflicts with any of Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(b)       No Broker.  You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by Employer or any affiliate of Employer in connection with your employment under this Agreement.

(c)       Waiver.  No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(d)       Prevailing Law.  Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(e)       Expiration.  This Agreement does not constitute a commitment of Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein.  Upon expiration of the term of this Agreement, it is the contemplation of both parties that your employment with Employer shall cease, and that neither Employer nor you shall have any obligation to the other with respect to your continued employment.  In the event that your employment continues for a period of time following the term unless and until agreed to in a new subscribed written document, such continuation of your employment shall be “at will,” and may be terminated without obligation at any time by either party giving notice to the other.

(f)        Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(g)       Immigration.  In accordance with the Immigration Reform and Control Act of 1986, employment under this agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(h)       Venue and Jurisdiction.  The parties agree that all actions or proceedings initiated by either party hereto arising directly or indirectly out of this Agreement shall be litigated in federal or state court in Los Angeles County, California.  The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address set forth below.  The parties hereto waive any claim that a federal or state court in Los Angeles County, California, is an inconvenient or an improper forum.

(i)        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(j)        Legal Counsel.  You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement.  You understand and agree that Employer’s General Counsel, or any other attorney or member of management who has discussed any term or condition of this Agreement with him, is only acting on behalf of the Employer and not on your behalf.

(k)       Right to Negotiate.  You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement. You acknowledge and confirm that you have read this Agreement, fully understand its terms and contents and have had the opportunity to ask Employer about any questions, concerns or issues you may have on connection with this Agreement or its terms.

(l)        Services Unique.  You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of Paragraph 8 of this Agreement).

(m)          Injunctive Relief.  In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services and the provisions of Paragraph 8 of this Agreement you agree that any remedy of law would be inadequate.  Accordingly you agree that Employer is entitled to obtain injunctive relief for such breaches or threatened breaches.  The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.  The parties agree to waive the requirement of posting a bond in connection with a court’s issuance of an injunction.

(n)           Remedies Cumulative. The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(o)       Attorneys’ Fees and Costs.  If either party brings an action to enforce, interpret or apply the terms of this Agreement or declare its rights under this Agreement, the prevailing party in such action, including all appeals, shall receive all of its or your attorneys’ fees, experts’ fees, and all of its or your costs, in addition to such other relief as may be granted.

(p)           Headings.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

17.          Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To Employer:	3100 Ocean Park Boulevard Santa Monica, California 90405 Attention: Senior Vice President, Business Affairs and General Counsel

To You:	1606 1st Street Manhattan Beach, CA 90266

Either party may by written notice designate a different address for giving of notices.  The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

If the foregoing accurately reflects our mutual agreement, please sign where indicated.

ACCEPTED AND AGREED TO:

Employer	Employee

ACTIVISION PUBLISHING, INC.

By:
George Rose	Robin Kaminsky
General Counsel